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                                   EXHIBIT 21

                   SUBSIDIARIES OF MERCANTILE BANK CORPORATION

Mercantile Bank of Michigan, a Michigan banking corporation

     Wholly-owned bank subsidiary of Mercantile Bank Corporation

Mercantile Bank Capital Trust I

     A Delaware business trust subsidiary of Mercantile Bank Corporation

Mercantile Bank Mortgage Company, LLC, a Michigan limited liability company

     99% owned by Mercantile Bank of Michigan and 1% owned by Mercantile Insurance Center, Inc.

Mercantile Insurance Center, Inc, a Michigan business corporation

     Wholly-owned subsidiary of Mercantile Bank of Michigan

Mercantile Bank Real Estate Co., LLC, a Michigan limited liability company

     99% owned by Mercantile Bank of Michigan and 1% owned by Mercantile Insurance Center, Inc.

All five of the subsidiaries named above with the exception of Mercantile Bank Capital Trust I were organized under the laws of the State of Michigan. Mercantile Bank Capital Trust I was organized under the laws of the State of Delaware.